Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
of Aberdene Mines Limited

We consent to the use of our report dated October 11, 2005 on the financial statements of Aberdene Mines Limited as of June 30, 2005 is included in the Company's Form 10-KSB, which is included, by reference, in the Company's Form S-8.

Dated this 11th day of January, 2006.

/s/ 'Manning Elliott LLP

MANNING ELLIOTT LLP
Chartered Accountants